Ex 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Johnson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.johnson@zenogroup.com

SUPERIOR COURT OF CALIFORNIA, COUNTY OF SANTA CLARA, CONFIRMS $63 MILLION ARBITRATION AWARD IN FAVOR OF ALIGN TECHNOLOGY AND DENIES SMILEDIRECTCLUB’S MOTION TO VACATE

TEMPE, Ariz., August 23, 2023 -- Align Technology, Inc. (Nasdaq: ALGN), a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that on August 21, 2023, the Superior Court, State of California, County of Santa Clara issued an order granting Align’s petition to confirm and denying SmileDirectClub LLC (“SDC”) petition to vacate a $63 million arbitration award entered in favor of Align.

By way of background, on August 27, 2020, Align initiated a confidential arbitration proceeding against SDC before the American Arbitration Association relating to a Supply Agreement (“Supply Agreement”) entered into between the parties in 2016. Align’s complaint alleged that SDC breached the Supply Agreement’s terms, causing damages to Align. On January 19, 2021, SDC filed a counterclaim alleging that Align breached the Supply Agreement and on May 3, 2022, SDC filed an additional counterclaim alleging that Align breached the Supply Agreement. We denied SDC's allegations in the counterclaims. The arbitration hearing on our claims and SDC’s first counterclaim was held on July 18-27, 2022, in Chicago, Illinois.

On October 27, 2022, the arbitrator issued an interim award on our claims and SDC’s first counterclaim finding that SDC breached the Supply Agreement, and that we did not breach the Supply Agreement. The arbitrator awarded Align an interim award in the amount of $63 million, the maximum under the Supply Agreement’s liability cap.

On March 6, 2023, Align filed a petition to confirm the arbitrator’s interim award in the Superior Court of Santa Clara County.

The arbitration hearing on SDC’s second counterclaim was held on February 21-23, 2023, in Chicago, Illinois and on May 18, 2023, the arbitrator issued a final award on SDC’s second counterclaim, finding that Align did not breach

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the Supply Agreement. The final award subsumed the interim award on our claims and SDC’s first counterclaim and concluded the Supply Agreement arbitration proceedings.

On May 30, 2023, Align filed a petition to confirm the final award in the Superior Court of the State of California, for the County of Santa Clara. On June 16, 2023, SDC filed a petition to vacate the final award before the same court. On August 3, 2023, the Superior Court held arguments on Align's petition to confirm and SDC’s petition to vacate the final award in Align’s favor. During the hearing, the Judge noted that the arbitrator “appear[ed] to have paid careful attention to everything.” On August 21, 2023, the Superior Court confirmed the arbitration award in favor of Align and denied SDC’s petition to vacate.

SDC may appeal, but in order to do so, SDC would be required to obtain a bond of 150% of the judgment or over $94 million. If SDC’s appeal fails, SDC would be obligated to pay Align the judgment plus interest, at the rate of 10% per annum (approximately $17,000 per day).

Align anticipates recognizing the award amount in the period that we determine it is realizable.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for approximately 247 thousand doctor customers and are key to accessing Align’s 500 million consumer market opportunity worldwide. Over the past 26 years, Align has helped doctors treat over 15.7 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align Digital Platform™, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign System or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, and Align Digital Platform are trademarks of Align Technology, Inc.

Forward-Looking Statements

This release may contain forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as “anticipate,” “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution you not to place undue reliance on these statements. A number of factors could cause future results to differ

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materially from historical results, or from outcomes currently expected or sought by us. A discussion of some of these risks and uncertainties is contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, which you should review carefully before placing any reliance on our forward-looking statements or disclosures. We assume no obligation to update any forward-looking statements, even if our internal estimates change, except as may be required by applicable law.